EXHIBIT 2.1

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this "Agreement") dated as of October 25, 2019 is entered into by and among EMCORE Corporation, a New Jersey corporation (“EMCORE”, or “Seller”), Hytera Communications (Hong Kong) Company Limited, a limited liability company incorporated in Hong Kong with registration number 39005087-000-03-19-2 (“Hytera HK”), and Shenzhen Hytera Communications Co., Ltd., a corporation formed under the laws of the P.R.C. (“Shenzhen Hytera”, and each of Hytera HK and Shenzhen Hytera, a “Buyer” and collectively, "Buyers"). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in Exhibit A attached hereto.
RECITALS
WHEREAS, Seller is engaged in the business of manufacturing certain laser module (“LM”) and DMTX products (the "Business") at its Beijing facility; and
WHEREAS, Seller desires to sell and assign to Buyers, and Buyers desire to purchase and assume from Seller, certain assets and liabilities of the Business, subject to the terms and conditions set forth herein;
WHEREAS, concurrently with the execution of this Agreement (i) EMCORE and Buyers will enter into that certain Contract Manufacturing Agreement, dated as of the date hereof (the “Contract Manufacturing Agreement”) and (ii) EMCORE Optoelectronics (Beijing) Co, Ltd., Seller’s wholly-owned subsidiary, a corporation formed under the laws of the P.R.C. (“EA”) and Buyers will enter into that certain Transition Services Agreement, dated as of the date hereof (the “Transition Services Agreement”);
WHEREAS, this Agreement, the Contract Manufacturing Agreement and the Transition Services Agreement collectively constitute the “Definitive Agreement” as defined in that certain Memorandum of Understanding, entered into as of July 24, 2019, by and between Buyers and Seller (the “MOU”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE1

Section 1.01 Purchase and Sale of Assets.Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, on the applicable Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyers, and Buyers shall purchase from Seller, all of Seller’s right, title and interest in, to and under all of the equipment, machinery, tools, related documents, certificate of rights and other tangible personal property of the Business set forth on the attached Schedule A (collectively, the "Purchased Assets") corresponding to the applicable Closing, including without limitation all of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets, and all maintenance records, documents or other information in written form relating to condition of the Purchased Assets and evidences of ownership related to the Purchased Assets.

Section 1.02 Excluded Assets.Excluded Assets. Other than the Purchased Assets, each Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller or the Business, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the "Excluded Assets"). Excluded Assets include, without limitation, the following.

(a)all equipment of the Business related to the production of products other than LM and DMTX products, including without limitation receiver and externally modulated transmitter products;

(b)all accounts receivable of the Business;

(c)all Contracts that relate to the Business;

(d)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business; and

(e)all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees related to the Business;

(f)    all books and records of the Seller, EA and the Business, including without limitation books of account, ledgers and general, financial and accounting records (other than maintenance files related to the Purchased Assets), customer lists, customer purchasing histories, price lists, distribution lists, supplier lists (other than the manufacturer of any Purchased Assets), production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction (each, a "Governmental Authority")), sales material and records, strategic plans and marketing and promotional surveys, material and research ("Books and Records"); and

(g)    all goodwill associated with any of the assets described in the foregoing clauses.

Section 1.03 Assumed Liabilities.Assumed Liabilities.

(a)    Subject to the terms and conditions set forth herein, Buyers shall jointly and severally, assume and agree to pay, perform and discharge when due any and all Liabilities arising out of or relating to Buyer’s ownership or operation of the Purchased Assets on or after the Closing applicable to such Purchased Assets (including without limitation all maintenance, repair, calibration and spare part related Liabilities), other than the Excluded Liabilities (collectively, the "Assumed Liabilities"). For purposes of this Agreement, "Liabilities" means liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

(b)    Buyers shall not assume and shall not be responsible to pay, perform or discharge any of the following Liabilities of Seller (collectively, the "Excluded Liabilities"):

(i)any Liabilities arising out of or relating to Seller's ownership or EA’s operation of the Purchased Assets prior to the applicable Closing Date corresponding to such Purchased Assets;

(ii)any freight costs and China export taxes associated with shipment of the Purchased Assets from EMCORE’s Beijing facility to an airport located in Thailand as mutually determined in good faith by the Parties (the “Transfer Location”) (provided that

Seller shall not have any Liability for Liabilities associated with any Thailand import taxes and duties related to the Purchased Assets);

(iii)any Liabilities relating to or arising out of the Excluded Assets;

(iv)any Liabilities for (A) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period (or any portion thereof) ending on or prior to the applicable Closing Date with respect to the Corresponding Purchased Assets and (B) any other Taxes of Seller or EA.
For purposes of this Agreement: (i) "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person; (ii) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and (iii) “Taxes” means any and all present and future sales, income, stamp and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

Section 1.04    Purchase Price. The aggregate purchase price for the Purchased Assets shall be US$5,544,450 (five million five hundred forty-four thousand four hundred and fifty U.S. dollars) (the "Purchase Price"), plus the assumption of the Assumed Liabilities. Buyer and Sellers hereby acknowledge that Buyer shall pay the Purchase Price by wire transfer to Sellers of immediately available funds in accordance with the wire transfer instructions provided by EMCORE to Buyer in the following amounts on the following dates:

(a)    US$375,951 shall be paid on November 27, 2019; and

(b)    US$93,988 shall be paid on February 27, 2020.

(c)    US$1,511,427 shall be paid on the date that is three months following the Initial Closing Date; and

(d)    US$377,857 shall be paid on the date that is six months following the Initial Closing Date.

(e)    US$1,424,288 shall be paid on the date that is three months following the Second Closing Date; and

(f)    US$356,072 shall be paid on the date that is six months following the Second Closing Date.

(g)    US$1,123,894 shall be paid on the date that is three months following the Third Closing Date; and

(h)    US$280,973 shall be paid on the date that is six months following the Third Closing Date.

In addition to all other rights and remedies available to Sellers in connection with any breach of the foregoing obligations, (i) interest shall accrue at a rate of 0.02% per day for all amounts unpaid when due, provided that such interest shall not exceed 5% of all amounts unpaid when due, (ii) Seller shall have the right, in its sole discretion, to provide 30 days advance written notice that it require immediate transfer to Seller at Buyer’s sole cost and expense of any or all of the Purchased Assets for which payment is then due and owing, provided that if Buyer cure such breach within such 30 day notice period, then no such transfer shall be required. If the above transfer is implemented by the Seller, the Seller shall refund any payments which Seller has received from the Buyer corresponding the returned Purchased Assets within 30 days following the date such Purchased Assets are returned to Seller’s designated location.
ARTICLE II
CLOSING1

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation (including confirmation of receipt by Buyers) of the transactions contemplated by this Agreement shall take place, (i) with respect to the Purchased Assets identified on Schedule A as the “LM Pilot Run” (the “Initial Closing”), on such date of delivery, which shall occur no later than October 25, 2019, to the Transfer Location of all of the Purchased Assets identified on Schedule A as the “LM Pilot Run”, (ii) with respect to the Purchased Assets identified on Schedule A as the “DMTX 2nd batch” (the “Second Closing”), on such date of delivery which shall occur no later than November 22, 2019, to the Transfer Location of all of the Purchased Assets identified on Schedule A as the “DMTX 2nd batch”, (iii) with respect to the Purchased Assets identified on Schedule A as the “LM 2nd batch” (the “Third Closing”), on such date of delivery, which shall occur no later than March 27, 2020, to the Transfer Location of all of the Purchased Assets identified on Schedule A as the “LM 2nd batch”. Each of the Initial Closing, the Second Closing and the Third Closing are referred to in this Agreement as a “Closing,” and the date on which the applicable Closing occurs is referred to in this Agreement as the applicable “Closing Date”. After each Closing described above, the ownership of the corresponding Purchased Assets shall have transferred to the Buyers. If any batch of the Purchased Assets on Schedule A is delayed in delivery beyond the applicable date set forth above, which delay is not caused by the actions or inactions of either Buyer, the corresponding batch payment will be delayed. The Parties acknowledge and agree that the first batch of equipment in the Purchased Assets identified on Schedule A as the “DMTX Pilot Run”, has previously been delivered, and ownership transferred to Hytera HK, pursuant to the Purchase Contract signed by Seller and Hytera HK (CONTRACT NO. is “Hytera-File- 2019080659/UP-201908-0051”).

Section 2.02 Closing Deliverables.

(a)    At the Initial Closing, Seller shall deliver to Buyers the following:

(i)    the purchase order related to the Purchased Assets identified on Schedule A. duly executed by Seller, transferring the Purchased Assets identified on Schedule A to Buyers upon the applicable Closing Date;

(ii)    the purchase order related to the Purchased Assets identified on Schedule A as the “LM Pilot Run” duly executed by Seller, transferring the Purchased Assets identified on Schedule A as the “LM Pilot Run” to Buyers as of the Initial Closing;

(iii)    other customary instruments of transfer, filings or documents related to the Purchased Assets identified on Schedule A as the “DMTX Pilot Run” and “LM Pilot Run”, in form and substance reasonably satisfactory to Buyers, as may be required to give effect to the transactions contemplated by this Agreement.

(b)    At the Initial Closing, Buyers shall deliver to Seller the following:

(i)    the purchase order related to all Purchased Assets identified on Schedule A, duly executed by each Buyer, transferring the Purchased Assets identified on Schedule A to Buyers upon the applicable Closing Date;

(ii)    the purchase order related to the Purchased Assets identified on Schedule A as the “LM Pilot Run,” duly executed by each Buyer, for the Seller to transfer the Purchased Assets identified on Schedule A as the "2nd batch" to Buyers as of the Initial Closing; and

(iii)    a letter of credit, issued by a creditworthy bank and in a form acceptable to Seller in both parties’ reasonable judgment, in an amount equal to US$1,889,283.

(c)    At the Second Closing, Seller shall deliver to Buyers the following:

(i)    the purchase order related to all Purchased Assets identified on Schedule A as the “DMTX 2nd batch” duly executed by Seller, transferring the Purchased Assets identified on Schedule A as the "3rd batch" to Buyers as of the Second Closing; and

(ii)    other customary instruments of transfer, filings or documents related to the Purchased Assets identified on Schedule A as the “DMTX 2nd batch”, in form and substance reasonably satisfactory to Buyers, as may be required to give effect to the transactions contemplated by this Agreement.

(d)    At the Second Closing, Buyers shall deliver to Seller the following:

(i)    the purchase order related to the to the Purchased Assets identified on Schedule A as the “DMTX 2nd batch” duly executed by each Buyer, for the Seller to transfer the Purchased Assets identified on Schedule A as the “DMTX 2nd batch” to Buyers as of the Second Closing; and

(ii)    a letter of credit, issued by a creditworthy bank and in a form acceptable to Seller in both parties’ reasonable judgment, in an amount equal to US$1,780,360.

(e)    At the Third Closing, Seller shall deliver to Buyers the following:

(i)    the purchase order related to the Purchased Assets identified on Schedule A as the “LM 2nd batch” duly executed by Seller, transferring the Purchased Assets identified on Schedule A as the "LM 2nd batch " to Buyers as of the Third Closing; and

(ii)    other customary instruments of transfer, filings or documents related to the Purchased Assets identified on Schedule A as the “LM 2nd batch”, in form and substance reasonably satisfactory to Buyers, as may be required to give effect to the transactions contemplated by this Agreement (together with this Agreement, the Contract Manufacturing Agreement, the Transition Services Agreement and the agreements referenced in items (a), (b), (c), (d) and (e) above and (f) below, the "Transaction Documents").

(f)    At the Third Closing, Buyers shall deliver to Seller the following:

(i)    the purchase order related to the Purchased Assets identified on Schedule A as the “LM 2nd batch” duly executed by each Buyer, for the Seller to transfer the Purchased Assets identified on Schedule A as the "LM 2nd batch" to Buyer as of the Third Closing; and

(ii)    a letter of credit, issued by a creditworthy bank and in a form acceptable to Seller in both parties’ reasonable judgment, in an amount equal to US$1,404,868.

(g)    Each of Seller and Buyers confirm that concurrently with the execution and delivery of this Agreement, each of Seller and Buyers shall execute and deliver to the other Parties (i) the Contract Manufacturing Agreement duly executed by the respective Party and (ii) the Transition Services Agreement duly executed by EA and Buyers.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyers that the statements contained in this Article III are true and correct as of the date hereof.
Section 3.01 Organization and Authority of Seller. EMCORE is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey, USA, and EA is a corporation duly organized, validly existing and in good standing under the Laws of the P.R.C. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which each Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 No Conflicts or Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller or EA is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the certificate of incorporation or by-laws of the Seller or EA; or (b) violate or breach any provision of any Law or Governmental Order applicable to Seller or EA, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any Assumed Contract; or (d) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority by or with respect to Seller or EA in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. For purposes of this Agreement: (i) "Law" means any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law or other requirement or rule of law of any Governmental Authority; (ii) "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority; and (iii) "Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

Section 3.03 Title to Purchased Assets. Seller has good, legal and valid title to all Purchased Assets, free and clear of any lien, charge, claim, pledge, security interest, priority right or other similar encumbrance (each, an "Encumbrance").

Section 3.04 Operation of Purchased Assets. The Purchased Assets constitute all equipment currently used by EA to manufacture the LM and DMTX Products.

Section 3.05 Information Regarding the Purchased Assets. The Seller has provided to Buyers in written form, as of the applicable Closing Date, all information relating to any latent defects or matters needing attention with respect to the Purchased Assets, in each case that Buyer has knowledge of as of the applicable Closing Date.

Section 3.06 Purchased Assets Not Subject to ITAR Control. The Purchased Assets are not subject to restriction under the International Traffic in Arms Regulations.

Section 3.07 Legal Proceedings Or Governmental Orders related to the Purchased Assets.
(a)    there are no claims, actions, suits, arbitrations, investigations or other legal proceedings (including the infringement-related claims of any Person who is not a party to this Agreement) (collectively, "Actions") pending or, to Seller’s knowledge, threatened against or by Seller relating to or affecting the Purchased Assets or the Assumed Liabilities.

(b)    there are no Governmental Orders against, relating to or affecting the Business or the Purchased Assets.

Section 3.08 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.09 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Purchased Assets furnished or made available to Buyers and its Representatives in any form (including any information, documents, or material delivered to Buyers on behalf of Seller for purposes of this Agreement or any management presentations made in expectation of the transactions contemplated hereby), or as to the future revenue, profitability, or success of the Business, or any representation or warranty arising from statute or otherwise in Law. Except for the representations and warranties contained in this Article III, the Purchased Asset are being conveyed “where is, as is”, with all faults but can produce qualified products. For purposes of this Agreement, "Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

Section 3.10 Information Provided. All information related to the maintenance records of the Purchased Assets provided by Seller to Buyers shall be accurate and authentic.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Each Buyer jointly and severally represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of the applicable Closing Date.
Section 4.01 Organization and Authority of Buyers. Shenzhen Hytera Communications Co., Ltd. is a corporation duly organized, validly existing and in good standing under the Laws of the P.R.C., and Hytera Communications (Hong Kong) Co, Ltd., is a corporation duly organized, validly existing and in good standing under the Laws of the Hong Kong Special Administrative Region of the P.R.C. Each Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer of this Agreement, any other Transaction Document to which such Buyer is a party, the performance by each Buyer of its obligations hereunder and thereunder and the consummation by Buyers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Buyer. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of each Buyer enforceable against each Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by each Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the certificate of incorporation or by-laws of either Buyer; (b) violate or breach any provision of any Law or Governmental Order applicable to either Buyer; (c) require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any agreement to which either Buyer is a party; or (d) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority by or with respect to either Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

Section 4.03 Solvency; Sufficiency of Funds. Immediately after giving effect to the transactions contemplated hereby, each Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all Liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of either Buyer or Seller. In connection with the transactions contemplated hereby, each Buyer has not incurred debts beyond its ability to pay as they become absolute and matured.

Section 4.04 Legal Proceedings. There are no Actions pending or, to either Buyer knowledge, threatened against or by either Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of either Buyer.

Section 4.06 Independent Investigation. Each Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises and records and other documents and data of Seller and EA for such purpose. Each Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, EA, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article III of this Agreement.

ARTICLE V
COVENANTS

Section 5.01 Confidentiality. Each Buyer acknowledges and agrees that the Confidentiality Agreement, dated as of August 9, 2019, between Shenzhen Hytera Communications Co., Ltd. and EA (the "Confidentiality Agreement") remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyers pursuant to this Agreement.

Section 5.02 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Each Buyer acknowledges and agrees that EMCORE is entitled to (without further consent of Buyers) and intends to disclose publicly this Agreement, and the terms set forth in this Agreement and the Transaction Documents, by filing the Agreement and, if applicable, the Transaction Documents on a Current Report on Form 8-K (and any amendments thereto) with the U.S. Securities and Exchange Commission. Seller and EA acknowledge and agree that Hytera is entitled to (without further consent of Seller and EA) and intends to disclose publicly the information in respect of this Agreement and the terms set forth in this Agreement and the

Transaction Documents the in accordance with the rules of the securities law of P.R.C and Shenzhen Stock Exchange.

Section 5.03 Use of the Purchased Assets. Buyers shall use the Purchased Assets solely in connection with the performance of its obligations under the Contract Manufacturing Agreement, and not for any other purpose, or in the performance of any services or obligations for any other Person, unless otherwise required by applicable Law or agreed by both parties.

Section 5.04 Transfer Taxes. All transfer, and sales Taxes incurred in connection with this Agreement, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyers shall cooperate with respect thereto as necessary). All use, registration, documentary, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with Buyers’ ownership, transfer or use of the Purchased Assets following the applicable Closing with respect to such Purchased Assets, shall be borne and paid by Buyers when due).

Section 5.05 Further Assurances. Following each Closing (as applicable), each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances (as applicable) and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI
INDEMNIFICATION

Section 6.01 Survival. Subject to the limitations and other provisions of this Agreement, unless otherwise agreed in this Agreement, the representations and warranties contained herein shall survive the applicable Closing and shall remain in full force and effect until the date that is one year from the Initial Closing Date (applicable to the Purchased Assets identified on Schedule A as the “DMTX Pilot Run” and “LM Pilot Run”), the Second Closing Date (applicable to the Purchased Assets identified on Schedule A as the “DMTX 2nd batch”), or the Third Closing Date (applicable to the Purchased Assets identified on Schedule A as the “LM 2nd batch”), as applicable. None of the covenants or other agreements contained in this Agreement shall survive the applicable Closing Date other than those which by their terms contemplate performance after the applicable Closing Date, and each such surviving covenant and agreement shall survive the applicable Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. Notwithstanding anything to the contrary contained in this Agreement, ARTICLE VI and ARTICLE VII of this Agreement will survive the expiration or earlier termination of this Agreement.

Section 6.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VI, Seller shall indemnify Buyers against, and shall hold Buyers harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees

(collectively, "Losses"), incurred or sustained by, or imposed upon, Buyers based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy, unreality in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c)    any Excluded Liability.

Section 6.03 Indemnification by Buyers. Subject to the other terms and conditions of this Article VI, Buyers shall jointly and severally indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of or with respect to:

(a)    any inaccuracy in or breach of any of the representations or warranties of either Buyer contained in this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyers pursuant to this Agreement; or

(c)    any Assumed Liability.

Section 6.04 Certain Limitations. The party making a claim under this Article VI is referred to as the "Indemnified Party," and the party against whom such claims are asserted under this Article VI is referred to as the "Indemnifying Party." The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a)    The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 6.02(a) or Section 6.03(a), as the case may be, shall not exceed the Purchase Price, except for any Losses arising from a breach of confidentiality or infringement or misappropriation of intellectual property rights.

(b)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

Section 6.05 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of material written evidence thereof; and (c) indicate the estimated amount, according to the actual condition or other reasonable factors, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim to the Indemnified Party under Section 6.02 and Section 6.03, giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyers shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available (subject to the provisions of Section 5.01) records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim.

Section 6.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.07 Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VI and other rights by law. Nothing in this Section 6.07 shall limit any Person's right to seek and obtain any equitable relief to which such Person shall be entitled or to seek any remedy on account of any fraud by any party hereto.

ARTICLE VII
MISCELLANEOUS

Section 7.01 Expenses. Except as otherwise expressly provided herein (including Section 5.04 hereof), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by an internationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF, Word or other form document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	EMCORE Corporation Attn: General Counsel 2015 Chestnut St., Alhambra, CA 91803 Email: legal@emcore.com
If to Buyers:	Shenzhen Hytera Communications Co., Ltd. Attention: Hytera Technology Park, No.3, 4th Baolong Road, Baolong Industrial City, Longgang District, Shenzhen, China Email: May.Si@Hytera.com

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter, including, without limitation, the MOU. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, the statements in the body of this Agreement will control.

Section 7.06 No Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns. Except as otherwise provided in this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of this Agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that ordinance.

Section 7.07 Successors and Assigns; Assignment. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08 Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the Hong Kong SAR. Any controversy, difference or claim arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The arbitration shall be conducted in English, and the seat of arbitration shall be Hong Kong SAR. Each party irrevocably submits to the exclusive jurisdiction of such arbitration in any such action, proceeding or dispute.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller: EMCORE Corporation By /s/Jeffrey Rittichier Name: Jeffrey Rittichier Title: CEO

Buyers:
Shenzhen Hytera Communications Co., Ltd.

By /s/ Josh Tan
Name: Josh Tan
Title: Deputy General Manager

Hytera Communications (Hong Kong) Company Limited

By /s/ Josh Tan
Name: Josh Tan
Title: Deputy General Manager

EXHIBIT A
DEFINITIONS CROSS-REFERENCE TABLE
The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
Actions	Section Section 3.07(a)
Affiliate	Section Section 1.03(b)
Agreement	Preamble
Assumed Liabilities	Section Section 1.03(a)
Books and Records	Section 1.02(f)
Business	Recitals
Buyers	Preamble
Closing	Section 2.01
Closing Date	Section 2.01
Confidentiality Agreement	Section 5.01
Encumbrance	Section 3.03
Excluded Assets	Section 1.02
Excluded Liabilities	Section Section 1.03(b)
Governmental Authority	Section 1.02(f)
Governmental Order	Section 3.02
Indemnified Party	Section 6.04
Indemnifying Party	Section 6.04
Initial Closing	Section 2.01
Law	Section 3.02
Liabilities	Section Section 1.03(a)
Losses	Section 6.02
MOU	Recitals
Person	Section 3.02
Purchased Assets	Section 1.01
Purchase Price	Section 1.04
Seller	Preamble
Second Closing	Section 2.01
Taxes	Section 1.03(b)
Third Closing	Section 2.01
Transfer Location	Section 1.03(b)(ii)
Transaction Documents	Section 3.01

SCHEDULE A
PURCHASED ASSETS
(see attached)